Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Third Fiscal Quarter Results

Sunnyvale, CA (January 24, 2012) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the third fiscal quarter ended December 31, 2011. Net sales for the third fiscal quarter were $14,066,000, a 17% decrease compared to the prior quarter of $16,960,000 and a 29% decrease compared to $19,675,000 in the same quarter last year. On a GAAP basis, net income in the third fiscal quarter was $96,000, or $0.01 per diluted share, as compared with $1,711,000, or $0.14 per diluted share, in the prior fiscal quarter, and $2,860,000, or $0.22 per diluted share, in the same quarter of the prior fiscal year.

For the nine months ended December 31, 2011, net sales were $49,084,000 compared to $65,189,000 for the same period of the prior fiscal year, and on a GAAP basis, net income was $3,476,000, or $0.28 per diluted share, as compared with $10,790,000, or $0.83 per diluted share, in the same period of the prior fiscal year.

Non-GAAP earnings per diluted share for the third quarter of fiscal 2012 were $0.07, excluding pre-tax employee stock-based compensation of $821,000, compared with $0.20 in the prior quarter, excluding pre-tax employee stock-based compensation of $829,000, and $0.28 in the same quarter of the prior fiscal year, excluding pre-tax employee stock-based compensation of $795,000. For the nine months ended December 31, 2011, non-GAAP net income per diluted share was $0.45, excluding pre-tax employee stock-based compensation of $2,243,000, as compared to $1.00 for the same period of the prior fiscal year, excluding pre-tax employee stock-based compensation of $2,372,000.

"The soft global economy affected sales in most of our target markets with medical electronics products sales decreasing 21% sequentially, in part due to normal seasonality. We also had sequential quarterly sales declines in our printer/EL products at 23% and in our industrial/other products at 16%," stated Dr. Henry C. Pao, President and CEO. "LED backlighting and general lighting driver sales were sequentially flat. It appears that some of our customers in most of our target markets exercised caution and have delayed or reduced ordering our products until their end product demand visibility improves. Although our medical electronics orders are running higher so far in the fourth fiscal quarter, which we anticipate will continue for the quarter, we expect continued softness in our other target markets and as a result we forecast overall sales to be flat sequentially."

Dr. Pao continued, "New product development is key to our future sales growth. We launched six new products in our third fiscal quarter: three for the medical ultrasound market and three for LED lighting markets, bringing our total new products to twenty-three through the first nine months of this fiscal year. Our expectation is that we'll bring eleven new products to market in the fourth quarter of fiscal 2012."

Dr. Pao commented further, "Gross margin in our third fiscal quarter was 38%, well below our normal run-rate due to lower sales, reduced wafer fab capacity utilization, and increased charges for excess and obsolete inventory. We cut back on our wafer starts and fab activity which helped drive a $2.2 million inventory reduction. Operating expenses were higher sequentially by $0.8 million. Lower wafer processing costs for research and engineering runs were more than offset by the expenses associated with an increase in the fair value of our non-qualified deferred compensation plan assets, which had no impact on our overall net income due to a corresponding offset in other income. We recorded a tax benefit of $0.7 million. During the quarter, cash generated from operating activities was $4.1 million, and we repurchased 118,000 shares of our stock for $2.1 million. Since we announced the stock repurchase program one year ago, we have bought back approximately 1,105,000 shares for a total of $22.2 million through December 31st."

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our anticipation that in the fourth fiscal quarter sales will be flat sequentially, with an increase in sales of our Medical products offsetting decreases due to general softness in our other target markets, and that we plan to launch eleven new products.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion,  whether we are successful in the engineering of new products, whether we encounter production issues in device manufacturing or moving new products from engineering into production,  and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PST (5:30 p.m. EST) on January 24, 2012, following the earnings release.  President and CEO, Dr. Henry C. Pao, and CFO, Phil Kagel, will present an overview of the third fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-862-9098 (domestic) or 785-424-1051 (toll, international) before the scheduled start time and using "Supertex" as conference ID. A recorded replay will be available shortly after the call as a downloadable .mp3 file at http://www.supertex.com/company_ir.html  until 11:59 p.m. EST, February 25, 2012.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods. Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	December 31, 2011	April 2, 2011
	(in thousands)
ASSETS
Cash and cash equivalents	$16,842	$23,962
Short term investments	112,351	109,760
Trade accounts receivable, net	6,441	8,100
Inventories	16,882	20,600
Deferred income taxes	7,278	7,228
Prepaid income taxes	5,373	6,461
Prepaid expenses and other current assets	5,602	2,975
Total current assets	170,769	179,086
Long term investments	26,000	30,200
Property, plant and equipment, net	5,162	5,708
Other assets	563	622
Deferred income taxes	4,905	4,980
TOTAL ASSETS	$207,399	$220,596

LIABILITIES
Trade accounts payable	$2,640	$3,283
Accrued salaries and employee benefits	11,823	12,430
Other accrued liabilities	665	772
Deferred revenue	2,545	3,664
Income taxes payable	134	2,264
Total current liabilities	17,807	22,413
Income taxes payable, noncurrent	4,943	4,974
Other accrued liabilities, noncurrent	295	290
Total liabilities	23,045	27,677

SHAREHOLDERS' EQUITY
Common stock	67,623	68,499
Accumulated other comprehensive loss	(1,456)	(1,683)
Retained earnings	118,187	126,103
Total shareholders' equity	184,354	192,919
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$207,399	$220,596

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Net sales	$14,066	$19,675	$49,084	$65,189
Cost of sales(1)	8,708	9,341	26,132	29,121
Gross profit	5,358	10,334	22,952	36,068
Research and development(1)	3,480	3,692	10,514	10,823
Selling, general and administrative(1)	3,269	3,501	9,226	10,673
(Loss) income from operations	(1,391)	3,141	3,212	14,572
Interest and other income, net	784	445	567	1,079
(Loss) income before income taxes	(607)	3,586	3,779	15,651
(Benefit from) provision for income taxes	(703)	726	303	4,861
Net income	$96	$2,860	$3,476	$10,790
Net income per share:
Basic	$0.01	$0.22	$0.28	$0.83
Diluted	$0.01	$0.22	$0.28	$0.83
Shares used in per share computation:
Basic	12,063	13,036	12,439	12,995
Diluted	12,066	13,079	12,450	13,054

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$161	$172	$434	$501
Research and development	$352	$314	$928	$990
Selling, general and administrative	$308	$309	$881	$881

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
GAAP net income	$96	$2,860	$3,476	$10,790
Adjustment for stock-based compensation included in:
Cost of sales	161	172	434	501
Research and development	352	314	928	990
Selling, general and administrative	308	309	881	881
Subtotal	821	795	2,243	2,372
Tax effect of stock-based compensation	(19)	(10)	(67)	(69)
Non-GAAP net income excluding employee stock-based compensation	$898	$3,645	$5,652	$13,093

Non-GAAP net income per share:
Basic	$0.07	$0.28	$0.45	$1.01
Diluted	$0.07	$0.28	$0.45	$1.00
Shares used in per share computation:
Basic	12,063	13,036	12,439	12,995
Diluted	12,066	13,079	12,450	13,054

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Shares used in per share computation:
Diluted	12,066	13,079	12,450	13,054

DILUTED:
GAAP net income per share	$0.01	$0.22	$0.28	$0.83
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.03	0.04
Research and development	0.03	0.03	0.08	0.08
Selling, general and administrative	0.02	0.02	0.07	0.06
Provision for income taxes	(0.00)	(0.00)	(0.01)	(0.01)
Non-GAAP net income per share excluding employee stock-based compensation	$0.07	$0.28	$0.45	$1.00